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                                                                    EXHIBIT 99.3

                               STARBASE CORPORATION

              PREMIA INCENTIVE STOCK OPTION CONVERSION INFORMATION

        THIS SUPPLEMENT TO YOUR PREMIA INCENTIVE STOCK OPTION LETTER AGREEMENT (the "OPTION AGREEMENT") is made and entered into as of March 8, 2000 by and between StarBase Corporation and ______________ (the "OPTIONEE").

                                       STARBASE CORPORATION

                                       By:
                                          ______________________________________

                                       Title:       Assistant Secretary

--------------------------------------------------------------------------------

CONVERSION TERMS OF PREMIA STOCK OPTION GRANT

        StarBase Corporation has assumed an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Premia Corporation Incentive Stock Option Letter Agreement, with the number of shares and exercise price converted as follows:


         DATE OF OPTION GRANT:


                                          PREMIA            STARBASE CONVERSION
                                          ------            -------------------

         NUMBER OF OPTION SHARES:

         EXERCISE PRICE PER SHARE:        $                    $

        VESTING SCHEDULE:
        This option shall be exercisable, in whole or in part, according to the vesting schedule stated in the Premia Corporation Incentive Stock Option Letter Agreement.

File this with your Premia Corporation Incentive Stock Option Letter Agreement.


PREMIA INCENTIVE STOCK OPTION               -1-